Exhibit 99.2
Intuitive Surgical, Inc. Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2017	December 31, 2016	Change	December 31, 2017	December 31, 2016	Change
Revenue ($Millions)
Instruments and Accessories	$457.1	$386.3	18%	$1,636.9	$1,395.8	17%
Systems	282.5	235.9	20%	910.2	791.6	15%
Services	152.8	134.7	13%	581.8	517.0	13%
Total Revenue	$892.4	$756.9	18%	$3,128.9	$2,704.4	16%

System Unit Shipments by Geography
United States	130	100	30%	417	338	23%
Europe	47	26	81%	122	79	54%
Asia	34	30	13%	108	96	13%
Other Markets	5	7	(29)%	37	24	54%
Total Systems*	216	163	33%	684	537	27%

System Unit Shipments by Model
S Systems	—	—	—%	—	1	(100)%
Si-e Systems	1	—	—	4	2	100%
Single Console Si Systems	19	39	(51)%	98	122	(20)%
Dual Console Si Systems	—	3	(100)%	7	5	40%
Single Console X Systems	47	—	—	73	—	—
Dual Console X Systems	4	—	—	5	—	—
Single Console Xi Systems	106	88	20%	356	301	18%
Dual Console Xi Systems	39	33	18%	141	106	33%
Total Systems*	216	163	33%	684	537	27%
* Systems Shipped under Operating Leases (Included above in Total Unit Shipments)	40	13	208%	108	62	74%

Other Metrics
System Average Selling Price ($Millions)	$1.47	$1.48	(1)%	$1.47	$1.52	(3)%
Inst & Accy Revenue/Procedure ($Thousands)	$1.91	$1.90	1%	$1.87	$1.85	1%
System Installed Base	4,409	3,919	13%	4,409	3,919	13%

Intuitive Surgical, Inc. Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change
	2017	2016	2015	2017	2016
United States
Gynecology	252	246	238	2%	3%
General Surgery	246	186	140	32%	33%
Urology	118	109	102	8%	7%
Other	28	22	19	27%	16%
Total United States	644	563	499	14%	13%
Total Outside of the United States	233	190	153	23%	24%
Total Worldwide	877	753	652	16%	15%

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2017 revenue data and metrics, and other related subjects. The unaudited preliminary results are prior to the completion of Intuitive Surgical’s final closing procedures and the independent audit and are therefore subject to adjustment. These forward-looking statements are based on Intuitive Surgical’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive Surgical’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.